Exhibit 99.2

CVR ENERGY, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma consolidated financial statements of CVR Energy, Inc. have been derived from the audited historical financial statements of CVR Energy, Inc. for the year ended and as of December 31, 2010, which are included in CVR Energy, Inc.’s Form 10-K for the year ended December 31, 2010.

The pro forma consolidated balance sheet as of December 31, 2010 and the pro forma consolidated statement of operations for the year ended December 31, 2010 have been adjusted to give effect to the following transactions:

•	The interests of Coffeyville Resources, LLC (“CRLLC”) and CVR Special GP, LLC (“Special GP”) in CVR Partners, LP (“CVR Partners”) were converted into 50,920 and 50,869,080 common units, respectively, and Special GP, a wholly-owned subsidiary of CRLLC, was merged with and into CRLLC, with CRLLC continuing as the surviving entity;

•	CVR Partners offered and sold 22,080,000 common units to the public at a public offering price of $16.00 per unit and paid related commissions and expenses;

•	CVR Partners’ general partner sold its incentive distribution rights, or IDRs, to CVR Partners for $26.0 million in cash (representing fair market value), and CVR Partners extinguished such IDRs;

•	CVR GP, LLC, the general partner of CVR Partners (“CVR GP”) and CRLLC, entered into a second amended and restated agreement of limited partnership;

•	CVR Partners entered into a new credit facility, which included a $125.0 million term loan and a $25.0 million revolving credit facility both due in 2016, drew the $125.0 million term loan in full, and paid associated financing costs; and

•	Coffeyville Acquisition III LLC, the then-owner of CVR GP, sold CVR GP and its non-economic general partner interest to CRLLC for nominal consideration.

The pro forma adjustments have been prepared as if the transactions described above had taken place on December 31, 2010, in the case of the pro forma balance sheet, or as of January 1, 2010, in the case of the pro forma statement of operations.

The unaudited pro forma consolidated financial statements are not necessarily indicative of the results that we would have achieved had the transactions described herein actually taken place at the dates indicated, and do not purport to be indicative of future financial position or operating results. The unaudited pro forma consolidated financial statements do not reflect the repurchase of up to $100.0 million of CRLLC and Coffeyville Finance’s outstanding notes that may be tendered pursuant to the offer to purchase dated April 14, 2011. See “Tender Offer” under Item 8.01 of this Form 8-K for a discussion of the tender offer. The unaudited pro forma consolidated financial statements should be read in conjunction with the audited financial statements of CVR Energy, Inc., the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in CVR Energy, Inc.’s Form 10-K for the year ended December 31, 2010.

The pro forma adjustments are based on available information and certain assumptions that we believe are reasonable. The pro forma adjustments and the assumptions included therein are described in the accompanying notes.

CVR Energy, Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Balance Sheet
As of December 31, 2010

	Actual as of	Pro Forma		Pro Forma as of
	December 31, 2010	Adjustments		December 31, 2010
		(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$200,049	$353,280	(a)	$621,273
		(28,056	)(b)
		125,000	(c)
		(3,000	)(d)
		(26,000	)(e)
Accounts receivable, net of allowance for doubtful accounts of $722	80,169	—		80,169
Inventories	247,172	—		247,172
Prepaid expenses and other current assets	28,616	(2,089	)(b)	26,527
Income tax receivable	—	—		—
Deferred income taxes	43,351	(10,034	)(f)	33,317

Total current assets	599,357	409,101		1,008,458
Property, plant, and equipment, net of accumulated depreciation	1,081,312	—		1,081,312
Intangible assets, net	344	—		344
Goodwill	40,969	—		40,969
Deferred financing costs, net	10,601	3,000	(d)	13,601
Insurance receivable	3,570	—		3,570
Other long-term assets	4,031	—		4,031

Total assets	$1,740,184	$412,101		$2,152,285

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$—	$—		$—
Note payable and capital lease obligations	8,014	—		8,014
Accounts payable	155,220	(1,415	)(b)	153,805
Personnel accruals	29,151	—		29,151
Accrued taxes other than income taxes	21,266	—		21,266
Income taxes payable	7,983	13,309	(f)	21,292
Deferred revenue	18,685	—		18,685
Other current liabilities	25,396	—		25,396

Total current liabilities	265,715	11,894		277,609
Long-term liabilities:
Long-term debt, net of current portion	468,954	125,000	(c)	593,954
Accrued environmental liabilities, net of current portion	2,552	—		2,552
Deferred income taxes	298,943	(23,343	)(f)	344,059
		68,459	(g)
Other long-term liabilities	3,847	—		3,847

Total long-term liabilities	774,296	170,116		944,412
Commitments and contingencies
Equity:
CVR stockholders’ equity:
Common stock $0.01 par value per share, 350,000,000 shares authorized, 86,435,672 shares issued	864	—		864
Additional paid-in-capital	467,871	216,658	(a)	571,940
		(28,730	)(b)
		(15,400	)(e)
		(68,459	)(g)
Retained earnings	221,079	—		221,079
Treasury stock, 21,891, at cost	(243)	—		(243)
Accumulated other comprehensive income, net of tax	2	—		2

Total CVR stockholders’ equity	689,573	104,069		793,642

Noncontrolling interest	10,600	136,622	(a)	136,622
		(10,600	)(e)

Total equity	700,173	230,091		930,264

Total liabilities and equity	$1,740,184	$412,101		$2,152,285

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

CVR Energy, Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2010

	Actual as of	Pro Forma		Pro Forma as of
	December 31, 2010	Adjustments		December 31, 2010
		(In thousands)

Net sales	$4,079,768	$—		$4,079,768
Operating costs and expenses:
Cost of product sold (exclusive of depreciation and amortization)	3,568,118	—		3,568,118
Direct operating expenses (exclusive of depreciation and amortization)	240,761	—		240,761
Selling, general and administrative expenses (exclusive of depreciation and amortization)	92,034	—		92,034
Net costs associated with flood	(970)	—		(970)
Depreciation and amortization	86,761	—		86,761

Total operating costs and expenses	3,986,704	—		3,986,704

Operating income	93,064	—		93,064
Other income (expense):
Interest expense and other financing costs	(50,268)	(5,000	)(a)	(56,003)
		(610	)(b)	—
		(125	)(c)	—
Interest income	2,211	650	(d)	2,861
Gain (loss) on derivatives, net	(1,505)	—		(1,505)
Loss on extinguishment of debt	(16,647)	—		(16,647)
Other income, net	1,218	—		1,218

Total other income (expense)	(64,991)	(5,085)		(70,076)

Income before income taxes and noncontrolling interest	28,073	(5,085)		22,988
Income tax expense	13,783	(4,187	)(e)	9,596

Net income	14,290	(898)		13,392
Less: Net income attributable to noncontrolling interest	—	4,569	(f)	4,569

Net income attributable to CVR Energy, Inc.	$14,290	$(5,467)		$8,823

Basic earnings per share	$0.17			$0.10
Diluted earnings per share	$0.16			$0.10
Weighted-average common shares outstanding:
Basic	86,340,342			86,340,342
Diluted	86,789,179			86,789,179

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

CVR ENERGY, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS

(1)	Pro Forma Balance Sheet Adjustments and Assumptions

(a) Reflects (1) the issuance by CVR Partners, LP (CVR Partners) of 19,200,000 common units to the public at an initial public offering price of $16.00 per common unit resulting in aggregate gross proceeds of $307.2 million and (2) the exercise by the underwriters of their option to sell 2,880,000 common units at $16.00 per common unit to cover over-allotments resulting in aggregate gross proceeds of $46.1 million, for a total of $353.3 million. Associated with this transaction is the entry to record the noncontrolling interest at approximately 30.2% of the total partners’ capital carrying value at CVR Partners, with the excess recorded to additional paid-in-capital for CVR Energy.

(b) Reflects the payment of underwriting commissions of $24.7 million and other estimated offering expenses of $4.0 million for a total of $28.7 million which will be allocated to the newly issued public common units of CVR Partners and recorded in additional paid-in-capital for CVR Energy. Of the $4.0 million in estimated offering costs, $0.7 million had been prepaid and $1.4 million had been accrued.

(c) Reflects term debt incurred by CVR Partners of $125.0 million.

(d) Reflects the estimated deferred financing costs of $3.0 million associated with the new credit facility of CVR Partners.

(e) Reflects the purchase of the incentive distribution rights of the managing general partner interest of CVR Partners ($26.0 million) which represents the fair market value.

(f) Reflects an increase to income taxes payable primarily due to the taxable gain on distributions from CVR Partners to CRLLC in excess of CRLLC’s tax basis in CVR Partners. The change in deferred tax assets and deferred tax liabilities is due to the reclassification of the net book versus tax basis difference associated with the investment in CVR Partners to a noncurrent deferred tax liability in conjunction with the initial public offering of CVR Partners. Deferreds historically were recorded based upon each separate component of the book versus tax basis difference of CVR Partners’ assets and liabilities.

(g) Reflects the deferred tax liability recorded associated with the difference between the book carrying value of CVR Energy’s investment in CVR Partners and the tax basis resulting from gains recorded in additional paid-in-capital.

(2)	Pro Forma Statement of Operations Adjustments and Assumptions

(a) Reflects the inclusion of interest expense relating to the new credit facility of CVR Partners at an assumed rate of 4.0% with no balance outstanding under the revolver.

(b) Reflects the amortization of related debt issuance costs of the new credit facility of CVR Partners over a five year term.

(c) Reflects the commitment fee of 0.50% on the estimated unused portion of the $25.0 million revolving credit facility of CVR Partners.

(d) Reflects the inclusion of interest income earned on the average cash balance of CVR Partners.

(e) Reflects adjustments attributable to the noncontrolling interest and the reduction in pre-tax income.

(f) Reflects the removal of net income attributable to the noncontrolling interest.

(3)	Pro Forma Net Income per Common Share

Pro forma net income per common share is determined by dividing the pro forma net income that has been adjusted for adjustments of interest expense, interest income, income tax expense and income attributable

CVR ENERGY, INC. AND SUBSIDIARIES

NOTES TO THE UNAUDITED PRO FORMA
CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to the noncontrolling interest by the weighted average common shares outstanding to determine both the basic and diluted net income per common share. The pro forma adjustments do not impact the weighted average shares outstanding.

(4)	Incremental Post-IPO Costs

Upon completion of CVR Partners’ initial public offering, CVR Partners anticipates incurring incremental general and administrative expenses as a result of being a publicly traded limited partnership, such as costs associated with SEC reporting requirements, including annual and quarterly reports to unitholders, tax return and Schedule K-1 preparation and distribution, independent auditor fees, investor relations activities and registrar and transfer agent fees. It is estimated that these incremental general and administrative expenses will be approximately $3.5 million per year. The unaudited pro forma consolidated financial statements do not reflect the $3.5 million in incremental expenses.